EMPLOYMENT AGREEMENT

         This Agreement is made as of the 31st day of December, 1997 between SS&C Technologies, Inc., a Delaware corporation with its principal offices at Corporate Place, 705 Bloomfield Avenue, Bloomfield, Connecticut 06002 (the "Company"), and Robert C. Shepro, an individual residing at 4481 Normandy Court, Long Grove, Illinois 60047 (the "Employee").


                                  RECITALS

         The Company desires to employ the Employee and the Employee desires to provide such services upon the terms and conditions hereinafter set forth.

                                WITNESSETH:

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

         1. Employment. The Company hereby employs the Employee as a Senior Vice President, and the Employee accepts such employment for the term of employment specified in Section 3 below (the "Employment Term"). During the Employment Term, the Employee shall have the duties, responsibilities and authority which normally attend such position in a corporation similar in size and character to the Company.

         2. Performance. The Employee agrees to devote his best efforts and all of his business time to the performance of his duties hereunder during the Employment Term.

         3. Employment Term. The Employment Term shall begin on the date of this Agreement and continue until the fourth anniversary of such date, unless earlier terminated pursuant to Section 8.

         4.       Compensation.

                  (a) Salary. During the Employment Term, the Company shall pay the Employee an annual base salary, payable in accordance with normal payroll practice, subject to withholding and other applicable taxes, at the annualized rate of $252,000 per year. The Employee's salary shall be subject to review on an annual basis by the Compensation Committee of the Board of Directors of the Company; provided, however, that in no event shall the Employee's base salary be decreased.

                  (b) Bonus. The Employee shall be eligible to participate in such bonus plan as may be approved from time to time by the Compensation Committee of the Board of Directors of the Company; provided, however, that the Employee shall receive a bonus of up to $200,000 per annum (beginning with the bonus due for services rendered in 1998) based upon performance targets to be agreed upon each year by the Company and the Employee.



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                  (c) Option. The Company agrees to grant the Employee an
option (the "Option") that qualifies (to the extent allowable by law) as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, on the date hereof to purchase 325,000 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), at an exercise price equal to the closing sale price of the Common Stock on the Nasdaq National Market on the date hereof. The Option, the form of which is attached hereto as Annex A, shall be granted under the Company's 1994 Stock Option Plan. The Option shall be cumulatively exercisable (i) with respect to 25% of the shares underlying the Option, on the first anniversary of the date hereof, and (ii) with respect to the remaining 75% of the shares underlying the Option, in 36 equal monthly installments on the same day of the month as the date hereof commencing on the 13th month following the date hereof.

                  (d) Additional Benefits. In addition to the other compensation payable to the Employee hereunder during the Employment Term the Company shall provide the Employee with such other benefits as may be approved by the Company's Board of Directors, and will also permit the Employee to participate in any and all group life insurance plans, medical and dental health benefit plans, disability plans and the like and all other incentive plans maintained by or on behalf of the Company.

         5. Expenses. The Employee shall be reimbursed by the Company for all reasonable expenses incurred by him in connection with the performance of his duties hereunder.

         6.       Non-Competition and Non-Solicitation.

                  (a) The Employee recognizes that his willingness to enter into the restrictive covenants contained in this Section 6 was a critical condition precedent to the Company's willingness to enter into and perform under this Agreement and the Agreement and Plan of Merger, dated the date hereof, among the Company, Securities Software Acquisition Corp., Shepro Braun Systems, Inc. ("Shepro") and the stockholders of Shepro. The Employee also acknowledges that the restrictions contained in this Section 6 will not materially or unreasonably interfere with the Employee's ability to earn a living.

                  (b) The Employee agrees that during the Non-Competition Period (defined below) he will not in any capacity, either separately, jointly, or in association with others, directly or indirectly, as an officer, director, consultant, agent, employee, owner, partner, joint venturer, distributor, dealer, representative, stockholder, investor, lender or otherwise, engage or have a financial interest (excepting only the ownership of not more than 2% of the outstanding securities of any class listed on an exchange or regularly traded in the over-the-counter market) in any business located anywhere in the Restricted Area (as herein defined) which (i) competes directly with the Company or (ii) provides financial software products or services that compete directly with products or services of the Company. "Restricted Area" means North America, Asia and Europe. The "Non-Competition Period" is (a) the period during which the Employee is employed by the Company plus (b) a period of two years thereafter.

                  (c) The Employee further agrees that during the Non-Competition Period he will not in any capacity, either separately, jointly or in association with others, directly or indirectly, solicit, divert or take away, attempt to take away or otherwise contact any of the Company's clients, customers, accounts, distributors, dealers or representatives as shown by the Company's records, that were clients, customers, distributors, accounts, dealers or representatives of the Company at any time during the one year immediately preceding the date of termination of the Employee's employment by the Company if such

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solicitation or contact is for the specific purpose of selling products or services that compete with any products or services that the Company had available for sale to its clients, customers, accounts, distributors, dealers or representatives or prospects during the one year immediately preceding the end of the Non- Competition Period. The Employee further agrees that during the Non-Competition Period he will not in any capacity, either separately, jointly or in association with others, directly or indirectly, recruit, solicit or hire any employee or consultant of the Company or induce or attempt to induce any employee or consultant of the Company to terminate his or her employment or consultancy with, or otherwise cease his or her relationship with, the Company.

                  (d) If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the parties hereto to revise the foregoing restrictions to include the maximum restrictions allowed under applicable law. The Employee expressly agrees that breach of the foregoing would result in irreparable injuries to the Company, that the remedy at law for any such breach will be inadequate and that upon breach of this provision, the Company, in addition to all other available remedies, shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction without the necessity of proving the actual damage to the Company. The parties hereto intend that these non-competition and non- solicitation provisions shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. For purposes of this Section 6 and Section 7, the "Company" refers to the Company and any subsidiaries of the Company.

         7.       Secret Processes and Confidential Information.

                  (a) For the Employment Term and thereafter, (i) the Employee will not divulge, directly or indirectly, other than in the regular and proper course of business of the Company or as required by law, any confidential knowledge or information with respect to the operation or finances of the Company, including without limitation, inventions, products, machinery, processes, methods, techniques, compositions, projects, developments, plans, financial data, personnel data, computer programs and customer and supplier lists (collectively, "Confidential Information"), and (ii) the Employee will not use, directly or indirectly, any Confidential Information for the benefit of anyone other than the Company; provided, however, that the Employee has no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the public other than through disclosure by the Employee. The Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, program listings or other written, photographic, or other tangible material containing Confidential Information, whether created by the Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his duties for the Company.

                  (b) All new processes, techniques, know-how, inventions, improvements, discoveries, methods, plans, products, works of authorship, patents and devices developed, made or invented by the Employee, alone or with others, whether patentable or not, while an employee of the Company (collectively, the "Developments"), shall become and be the sole property of the Company unless released in writing by the Company. The Employee agrees to assign and does hereby assign to the Company (or any person or

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



entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. In addition, the Employee agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company reasonably may deem necessary or desirable in order to protect its rights and interests in any Development.

                  (c) Notwithstanding the foregoing, if the Employee is required to disclose or divulge Confidential Information pursuant to any subpoena or other judicial process he will promptly so notify the Company, and if so requested by the Company, will assist the Company in seeking a protective order with respect thereto. If the Company cannot or chooses not to obtain such a protective order, the Employee will divulge only such Confidential Information as he is advised by his counsel is required to be disclosed, and will use his best efforts to ensure that the balance of such Confidential Information will be kept confidential.

         8.       Termination.

                  (a) Termination at End of Term. Unless affirmatively extended by written agreement of the Company and the Employee, the employment of the Employee hereunder shall terminate at the end of the Employment Term.

                  (b) Termination by the Company With Cause. The Company shall have the right at any time to terminate the Employee's employment hereunder by written notice upon the occurrence of any of the following (any such termination being referred to as a termination for "Cause"):

         (i) the commission by the Employee of any deliberate and premeditated act, or any gross negligence in the performance of his duties, that materially and adversely affects the business, financial condition or results of operations of the Company;

         (ii) Employee's habitual drunkenness, use of illegal substances or drugs or the use, possession, distribution or being under the influence of alcohol or illegal substances or drugs in the workplace (the only workplace exception is that the Employee may consume alcohol reasonably and responsibly, if he so chooses, at legitimate business events and functions where alcohol is legally available);

         (iii) the conviction by the Employee of a felony involving dishonesty or moral turpitude;

         (iv) the wilful failure or refusal of the Employee to perform his duties hereunder, which failure or refusal continues for 30 days after written notice thereof from the Company to the Employee; or

         (v) the breach by the Employee of any terms of this Agreement, which breach continues for 30 days subsequent to written notice from the Company to the Employee of the breach.


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                  (c) Termination by Company for Death or Disability. The
Company shall have the right at any time to terminate the Employee's employment hereunder by 30 days' written notice upon the Employee's inability to perform his duties hereunder by reason of any mental, physical or other disability for a period of at least six consecutive months (referred to herein as a "disability"), as determined by an independent physician. The Employee's employment hereunder shall also terminate upon the death of the Employee.

                  (d) Termination by Company without Cause. The Company shall have the right at any time by 45 days' written notice to Employee to terminate the Employee's employment for any other reason without Cause.

         9.       Effect of Termination of Employment.

                  (a) With Cause. If the Employee's employment is terminated with Cause, all benefits shall cease at the time of such termination; provided, however, that the Employee shall be entitled to continue to participate in the Company's medical benefit plans, at his own expense, to the extent required by law.

                  (b) Death or Disability. If the Employee's employment is terminated by the death or disability of the Employee (pursuant to Section 8(c)), all benefits shall cease at the time of such death or disability; provided, however, that the Employee or, in the event of the death of the Employee, the Employee's estate, shall be entitled to continue to participate in the Company's medical benefit plans, at his expense or the expense of his estate, to the extent required by law.

                  (c) Without Cause. If the Employee's employment is terminated by the Company without Cause (pursuant to Section 8(d)), then the Employee shall be entitled to the following benefits in complete discharge of the Company's obligations hereunder:

                  (i) the Employee's salary specified in Section 4(a) shall continue to be paid in monthly installments for the duration of the Employment Term, and the Employee shall receive a lump sum payment of $250,000 within ten days of the date of termination; and

                  (ii) the Employee's additional benefits specified in
         Section 4(d) shall terminate at the time of such termination; provided, however, that the Employee shall be entitled to participate in the Company's medical benefit plans, at the Company's expense, for the duration of the Employment Term.

                  (d) Constructive Termination. If the Employee terminates its employment with the Company because the Employee has been assigned tasks, responsibilities or duties that would be inconsistent with such Employee's title or this Agreement (and the Company has failed to cure such assigned tasks, responsibilities or duties within 30 days of written notice by the Employee), or because the Company breaches any material term of this Agreement, then the Employee shall be entitled to terminate its employment, and to receive the compensation specified in Section 9(c)(i) and (ii) hereof.


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


         10. Insurance. The Company may purchase insurance on the life of the Employee, and if it does so, the Employee shall cooperate fully by performing all the requirements of the life insurer which are necessary conditions precedent to the issuance of the life insurance policy issued by it. Notwithstanding the foregoing, if at the time of termination for any reason (other than death), the Company is maintaining a life insurance policy on the Employee which has a cash surrender value, then to the extent permitted under such policy the Employee may purchase such policy from the Company by paying to the Company the cash surrender value thereof.

         11. Notice. Any notices required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered or when mailed, certified or registered mail, postage prepaid, to the addresses set forth above or to such other addresses as the parties may hereafter give notice provided herein.

         12. General.

                  (a) Prior Agreements. This Agreement supersedes and replaces all prior agreements between the Company and the Employee, whether written or oral, relating to his employment by the Company.

                  (b) Governing Law. The terms of this Agreement shall be governed by the substantive laws (and not the law of conflicts) of the State of Delaware.

                  (c) Assignability. The Employee may not assign his interest in or delegate his duties under this Agreement. The covenants and obligations of the Employee hereunder shall redound to the benefit of the Company's successors and assigns.

                  (d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns.

                  (e) Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and may not be modified or amended in any way except in writing by the parties hereto.

                  (f) Duration. Notwithstanding the term of employment hereunder, this Agreement shall continue for so long as any obligations remain under this Agreement.

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

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement the day and year first written above.


                                        SS&C TECHNOLOGIES, INC.



                                        By:_________________________________
                                        Name: William C. Stone
                                        Title:   Chief Executive Officer



                                                          EMPLOYEE


                                        ------------------------------------
                                        Robert C. Shepro





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